American Enterprise.Com's Plan of Reorganization is Confirmed

TAMPA, Fla., November 20, 2002 (BUSINESS WIRE)

American Enterprise.Com, Corp. ("AMER" or "the Company") (OTCBB:AMER) announced today the confirmation of its Plan of Reorganization ("the Plan").

According to the terms of the Plan, AMER emerges from reorganization with no significant debt. The existing publicly traded stock will not be compromised. Accordingly, there will be no reverse split or cancellation of the existing AMER stock.

Information set forth in this report relates to future events and expectations and as such constitutes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions in this report are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable.

There is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report.

CONTACT: American Enterprise.Com, Corp., Tampa
John Stanton, 813/258-1065 x237
chuck@healthcentrics.com